EXHIBIT 3.2

CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS, PREFERENCES
AND RIGHTS OF SERIES B VOTING CONVERTIBLE PREFERRED STOCK
AND SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
NYFIX, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of NYFIX, Inc., a Delaware corporation (hereinafter called the “Company”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Company having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Company's Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of 1,500,000 shares of Series B Voting Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series B Preferred Stock”), and the issuance of 500,000 shares of Series C Non-Voting Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series C Preferred Stock” and together with the Series B Preferred Stock, the “Convertible Preferred Stock”), and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Restated Certificate of Incorporation of the Company, as follows:

1.    DESIGNATION. The shares of such series shall be designated (i) “Series B Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 1,500,000 and (ii) “Series C Non-Voting Convertible Preferred Stock” and the number of shares constituting such series shall be 500,000. The number of shares of Series B Preferred Stock and Series C Preferred Stock may be increased or decreased by resolution of the Board of Directors of the Company (the “Board”) and the approval by the holders of a majority of the shares of the outstanding Convertible Preferred Stock voting together as a single class; provided, that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the payment of dividends pursuant to Section 4 hereof.

2.    CURRENCY. All Convertible Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

3.    RANKING. The Convertible Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank prior to each other class or series of shares of the Company ranking junior to the Convertible Preferred Stock, including, without limitation, the common stock of the Company, par value $0.001 per share (the “Common Stock”) (such junior stock being referred to hereinafter collectively as “Junior Stock”). The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank pari passu with the Series C Preferred Stock.

4.    DIVIDENDS.

(a)   The holders of Convertible Preferred Stock shall be entitled to receive dividends per share equal to 7% per annum (the “Dividend Rate”) of the Stated Value (as herein defined) of such Convertible Preferred Stock then in effect, before any dividends shall be declared, set apart for or paid upon the Junior Stock. All dividends declared upon the Convertible Preferred Stock shall be declared pro rata per share and shall compound semi-annually to the extent unpaid. For purposes hereof, the term (i) “Series B Stated Value” shall mean $50.00 per share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock dividend (excluding dividends paid in shares of Common Stock), stock split, stock distribution or combination with respect to the Series B Preferred Stock and (ii) “Series C Stated Value” shall mean $50.00 per share of Series C Preferred Stock, subject to appropriate adjustment in the event of any stock dividend (excluding dividends paid in shares of Common Stock), stock split, stock distribution or combination with respect to the Series C Preferred Stock. For purposes hereof, the term “Stated Value” shall mean with respect to the (i) Series B Preferred Stock, the Series B Stated Value and (ii) Series C Preferred Stock, the Series C Stated Value. Except as otherwise provided herein, dividends shall be paid in additional shares of Common Stock.

(b)   Dividends payable pursuant to Section 4(a) shall be payable semi-annually in arrears on June 30 and December 31 of each year, with the first payment to be made on December 31, 2006 (unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day) (each such payment date being a “Dividend Payment Date” and the period from the Closing Date to the first Dividend Payment Date and each such semi-annual period thereafter being a “Dividend Period”). The amount of dividends payable on the Convertible Preferred Stock for any period shorter or longer than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.

(c)   Dividends on the Convertible Preferred Stock provided for in Section 4(a) shall be cumulative and shall continue to accrue daily whether or not declared and whether or not in any fiscal year there shall be net profits or surplus legally available for the payment of dividends in such fiscal year, so that if in any Dividend Period, dividends contemplated by Section 4(a) in whole or in part are not paid upon the Convertible Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

(d)   Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on all shares of Convertible Preferred Stock held by each such holder.

(e)   Dividends on the Convertible Preferred Stock shall be paid in shares of Common Stock. The number of shares of Common Stock to be issued in payment of such dividend with respect to each outstanding share of Convertible Preferred Stock shall be determined by dividing (i) the amount of the dividend that would have been payable with respect to such share of Convertible Preferred Stock had such dividend been paid in cash by (ii) the applicable Conversion Price (as defined in Section 7(c) below) then in effect. To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the amount of such fraction multiplied by the Conversion Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(f)    In addition to the dividends referred to in Section 4(a), the Company shall not declare or pay any dividends on shares of Junior Stock unless the holders of the Convertible Preferred Stock then outstanding shall simultaneously receive a dividend on a pro rata basis as if the shares of Convertible Preferred Stock had been converted into shares of Common Stock pursuant to Section 7 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(g)   Each dividend shall be payable to the holders of record of shares of Convertible Preferred Stock as they appear on the stock records of the Company at the close of business on such record dates (each, a “Dividend Payment Record Date”), which (i) with respect to dividends payable pursuant to Section 4(f), shall be the same day as the record date for the payment of dividends or distributions to the holders of shares of Common Stock, and (ii) with respect to dividends payable pursuant to Section 4(a), shall be not more than 30 days nor less than 10 days preceding the applicable Dividend Payment Date.

(h)   From and after the time, if any, that the Company shall have failed to pay on any Dividend Payment Date any dividend in accordance with this Section 4, no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock at cost made pursuant to any employee or director incentive or benefit plans or arrangements of the Company or any subsidiary of the Company or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Stock or the payment of cash in lieu of fractional shares in connection therewith) until all such dividends have been paid in full.

(i)    In the event that the Company (i) fails to file the Proxy Statement within 30 days of the Initial Issuance Date (the “Proxy Deadline”) or (ii) within one business day of the Meeting Deadline the Company fails to duly increase and reserve for issuance a number of its authorized shares of Common Stock in an amount sufficient to provide for: (x) the conversion of, and payment of dividends upon, the Convertible Preferred Stock; (y) the exercise of the warrants issued on the date hereof to the holders of the Convertible Preferred Stock; and (z) the exercise of all options granted or available for grant under any then outstanding options or option plans of the Company (collectively, the “Share Capital Condition”), then the Dividend Rate shall be increased by two (2) percentage points effective on the date of such Proxy Deadline or Meeting Deadline, as applicable (each, a “Default Date”), with further annual Dividend Rate increases of two (2) percentage points effective each succeeding anniversary of the Default Date for as long as the Share Capital Condition remains unsatisfied; provided, however, that with effect from the date of filing and acceptance of the amended certificate of incorporation with the Secretary of State of the State of Delaware satisfying the Share Capital Condition, the Dividend Rate shall be reset such that any increases pursuant to this Section 5(i) shall be of no further force or effect.

5.    LIQUIDATION, DISSOLUTION OR WINDING UP.

(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation”), before any distribution or payment shall be made to holders of any Junior Stock, each holder of Convertible Preferred Stock shall be entitled to receive an amount in cash per share of Convertible Preferred Stock equal to the greater of (i) the Stated Value per share, plus an amount equal to the greater of (x) any dividends accrued but unpaid thereon (whether or not declared) through the date of Liquidation and (y) the amount in cash that each holder would have received if all accrued but unpaid dividends (whether or not declared) had been paid in shares of Common Stock immediately prior to such Liquidation (the amount payable pursuant to this Section 5(a)(i) is referred to as the “Redemption Price”) and (ii) the payment such holders would have received had such holders, immediately prior to such Liquidation, (a) converted their shares of Convertible Preferred Stock into shares of Common Stock (pursuant to, and at a conversion rate described in, Section 7) immediately prior to such Liquidation and (b) received all accrued but unpaid dividends (whether or not declared) through the date of Liquidation in shares of Common Stock immediately prior to such Liquidation (the greater of (i) and (ii) is referred to herein as the “Liquidation Preference”). If, upon any such Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Convertible Preferred Stock of the Liquidation Preference set forth in this Section 5(a), the holders of Convertible Preferred Stock shall share equally and ratably in any distribution of such assets in proportion to the full Liquidation Preference to which each such holder would otherwise be entitled.

(b)   After the payment of all preferential amounts required to be paid to the holders of Convertible Preferred Stock and any other series of Preferred Stock upon a Liquidation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders.

(c)   In connection with any Change of Control (as defined below), the holders of the Convertible Preferred Stock may, at their election, (i) treat the Convertible Preferred Stock as if converted into Common Stock and receive the consideration due to the holders of Common

Stock in connection with the Change of Control, pursuant to provision to be made in accordance with Section 8(c) or 8(d), as applicable, or (ii) receive the Liquidation Preference; provided that if a Change of Control occurs within three (3) years after the Closing Date (as defined herein), the Liquidation Preference payable to the holders of outstanding shares of Convertible Preferred Stock shall be an amount in cash per share equal to the sum of the then current Liquidation Preference plus the greater of (x) the per share amount of all dividends that would have been payable on the Convertible Preferred Stock during the period commencing on the date of the Change of Control through and including the date that is the third anniversary of the Closing Date (the amount of such dividends is referred to as the “Future Dividends”) and (y) the amount in cash that each holder would have received if all Future Dividends had been paid in shares of Common Stock immediately prior to the Change of Control. A “Change of Control” shall mean (i) the acquisition by any person, directly or indirectly, through a purchase, merger or other acquisition transaction, or series of purchases, mergers or other acquisition transactions, of shares of Common Stock representing 50% or more of the total shares of Common Stock then outstanding; (ii) a consolidation, merger, reorganization or other form of acquisition of or by the Company or other transaction in which the Company’s shareholders retain less than 40% (by vote or value) of the surviving entity upon consummation of such transaction or (iii) a sale or other transfer of all or substantially all of the Company’s assets; provided, however that any such event described in clauses (i), (ii) or (iii) above shall not be deemed a Change of Control unless approved by the Company’s Board of Directors.

6.    VOTING RIGHTS.

(a)   The holders of the shares of Series B Preferred Stock shall be entitled to (i) vote with the holders of the Common Stock on all matters submitted for a vote of holders of Common Stock other than the election of directors (as to which the holders of Series B Preferred Stock shall have rights voting separately as a class as set out in Sections 6(b) and (c), (ii) a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is then convertible at the time of the related record date and (iii) notice of all stockholders’ meetings (or pursuant to any action by written consent) in accordance with the Restated Certificate of Incorporation and Bylaws of the Company as if the holders of Series B Preferred Stock were holders of Common Stock; provided, however, that solely for the purpose of determining the number of votes pursuant to subsection (ii) above, and effective only upon and following the date that the Common Stock is relisted, if ever, on the Nasdaq National Market (“Nasdaq”), the Conversion Price used to determine the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to subsection (ii) above shall be deemed to be the greater of (x) the then applicable Conversion Price and (y) the closing bid price of the Common Stock as quoted on the Pink Sheets on the Closing Date, it being understood that this adjustment to the Conversion Price for the purpose of determining the voting rights of the holders of Series B Preferred Stock shall have no effect prior to the Company’s re-listing on Nasdaq. Except as provided by law, by the provisions of Sections 6(b), 6(c) and 6(d) below or by the provisions establishing any other series of Preferred Stock, holders of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class. Except as provided by law, the holders of Series C Preferred Stock shall have no voting rights.

(b)   For as long as Warburg Pincus Private Equity IX, L.P. and its Affiliates (as defined herein) (collectively, “Warburg Pincus”) Beneficially Own at least fifty percent (50%) of the shares of the Series B Preferred Stock initially issued to Warburg Pincus pursuant to the Securities Purchase Agreement (for these purposes treating any shares of Series C Preferred Stock as if they were outstanding shares of Series B Preferred Stock): (i) the holders of the Series B Preferred Stock shall have the exclusive right, voting separately as a class, to appoint and elect two (2) directors (herein referred to as the “Series B Directors”) to the Board, which Series B Directors shall be duly appointed in accordance with the Company’s bylaws and Certificate of Incorporation and the General Corporation Law of the State of Delaware; (ii) each Series B Director so elected shall serve until his or her successor is elected and qualified; (iii) any vacancy in the position of a Series B Director may be filled only by the holders of a majority of the then outstanding shares of Series B Preferred Stock and not by the holders of any other class or series of capital stock; and (iv) each such Series B Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the then outstanding shares of Series B Preferred Stock, at a special meeting called for such purpose or by written consent of such holders, and any vacancy created by such removal may also be filled by such holders at such meeting or by such consent. In the event the Board establishes any committee thereof, including, without limitation, a Compensation Committee or an Audit Committee, at least one of the Series B Directors shall have the right, but not the obligation, to be a member of each such committee, unless prohibited by law or applicable rules of any stock exchange on which the Common Stock is listed, excluding any committee formed to consider a transaction between Warburg Pincus and the Company.

(c)   Upon written notice to the Company given by the holders of a majority of the then outstanding shares of Series B Preferred Stock at any time following and during the continuance of any Financial Statement Filing Default (as defined herein) or Financial Statement Breach (as defined herein) (collectively, a “Default”), the holders of Series B Preferred Stock shall as a class become entitled to Special Voting Rights (as hereinafter defined). Failure by the holders of Series B Preferred Stock to exercise their Special Voting Rights promptly upon the occurrence of a Default shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that a Default shall have occurred or be continuing. For purposes of this Section 6(c), the term “Special Voting Rights” shall mean the right to elect, upon the occurrence and during the continuance of a Default as provided in the foregoing paragraph, one (1) additional director to the Board (the “Default Director”).

Immediately upon the accrual of the Special Voting Rights, the number of directors of the Company shall, ipso facto, be increased by one and the Default Director shall be elected only by vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class. If (x) a Financial Statement Breach shall occur or (y) any Financing Statement Filing Default shall occur and be continuing:

(i)    the holders of a majority of the then outstanding shares of Series B Preferred Stock may at their option at any time exercise the Special Voting Rights to elect the Default Director either at a special meeting of the holders of Series B Preferred Stock or by written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock without a meeting in accordance with the DGCL;

(ii)   any vacancy in the position of a Default Director may be filled only by the holders of a majority of the then outstanding shares of Series B Preferred Stock;

(iii)   the Default Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of a majority of the then outstanding shares of Series B Preferred Stock called for such purpose, or the written consent, of the holders of a majority of the then outstanding shares of Series B Preferred Stock; and

(iv)   any vacancy created by such removal may also be filled at such meeting or by such consent.

(d)    In addition to any other rights provided by law, so long as at least fifty percent (50%) of the aggregate shares of Series B Preferred Stock issued prior to the date of determination remain outstanding (for these purposes treating any shares of Series C Preferred Stock as if they were outstanding shares of Series B Preferred Stock), the Company shall not and shall not permit any direct or indirect subsidiary of the Company to, whether by reclassification, merger, acquisition or otherwise, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(i)    amend, alter or repeal any provision of the Company’s bylaws or certificate of incorporation so as to adversely affect the rights, preferences or privileges of the Series B Preferred Stock, or split, reverse split, subdivide, reclassify or combine the Series B Preferred Stock;

(ii)   amend, alter or repeal any provision of the Company’s bylaws or certificate of incorporation so as to adversely affect the rights, preferences or privileges of the Series C Preferred Stock, or split, reverse split, subdivide, reclassify or combine the Series C Preferred Stock;

(iii)   adopt any “shareholder rights plan” or similar instrument that would have the effect of, or amend any “shareholder rights plan” in effect on the date hereof, which as amended would have the effect of, diluting the economic or voting interest in the Company of the holders of the Convertible Preferred Stock resulting from the ownership of the Convertible Preferred Stock;

(iv)   incur or guarantee, directly or indirectly, or permit any subsidiary to incur or guarantee, directly or indirectly, any indebtedness, distribute or permit any non-wholly owned subsidiary to distribute to any securityholders any asset, purchase or permit any subsidiary to purchase any securities issued by the Company or any subsidiary or pay or permit any non-wholly owned subsidiary to pay any dividend, if following such transaction, (x) net debt (including any debt to be incurred in connection with any such transactions) as of such date divided by (y) EBITDA for the twelve months preceding such date would be in excess of 3.0;

(v)   create, authorize or issue any Senior Securities (as defined herein) or any Parity Securities (as defined herein) or make any payment of dividends on Senior

Securities or Parity Securities other than pursuant to the terms of the certificate or other instrument authorizing such securities or increase the issued or authorized number of shares of Convertible Preferred Stock; or

(vi)   except to the extent required by Section 6(c), increase the number of members of the Board to greater than twelve (12).

7.    CONVERSION.

(a)   Conversion by the Company. Following the date that is the 18-month anniversary of the Closing Date, subject to the provisions of this Section 7, the Company shall have the right to require the holders of shares of Convertible Preferred Stock, from time to time, at the Company’s option, to convert the holders’ shares of Convertible Preferred Stock, in whole or in part, into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying (a) with respect to the Series B Preferred Stock, the number of shares of Series B Preferred Stock subject to conversion pursuant to this Section 7(a) by the quotient obtained by dividing (i) the Redemption Price for the Series B Preferred Stock by (ii) the Series B Conversion Price (as defined below) then in effect (such quotient is referred to herein as the “Series B Conversion Rate”) and (b) with respect to the Series C Preferred Stock, the number of shares of Series C Preferred Stock subject to conversion pursuant to this Section 7(a) by the quotient obtained by dividing (i) the Redemption Price for the Series C Preferred Stock by (ii) the Series C Conversion Price (as defined below) then in effect (such quotient is referred to herein as the “Series C Conversion Rate”; the Series B Conversion Rate and the Series C Conversion Rate are sometimes referred to herein as the “Conversion Rate” and where used herein, shall mean the Conversion Rate of the applicable series of Convertible Preferred Stock); provided, however, the Company’s right to require shares of Convertible Preferred Stock to be converted pursuant to this Section 7(a) is subject to the requirement that the average closing price of a share of Common Stock for the 30 consecutive trading days preceding the date which is five Business Days prior to the Convertible Preferred Notice Date is greater than the price obtained by multiplying (x) the Applicable Multiple (as defined herein) by (y) the then applicable Conversion Price for the shares of Convertible Preferred Stock then being converted. The “Applicable Multiple” is determined as follows: (a) for the period beginning on the day following the 18-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, the Applicable Multiple shall be 3.5; (b) for the period beginning on the day following the 36-month anniversary of the Closing Date and ending on the 60-month anniversary of the Closing Date, the Applicable Multiple shall be 3.0; and (c) for any date following the 60-month anniversary of the Closing Date, the Applicable Multiple shall be 2.5.

(b)   Conversion by the Holders. Subject to the provisions of this Section 7, each holder of shares of Convertible Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Convertible Preferred Stock, in whole or in part, into the number of fully paid and non-assessable shares of Common Stock obtained at the Conversion Rate then in effect. Notwithstanding the foregoing, a holder of shares of Series C Preferred Stock shall not have the right to convert any of such holder’s shares of Series C Preferred Stock, if, after giving effect to such conversion, the holder thereof would Beneficially Own 45% or more of the Common Stock of the Company on an as converted basis, provided, however, that a holder of shares of Series C Preferred Stock shall have the right at such holder’s option to convert any or all of such holder’s shares of Series C Preferred Stock in connection with a Change of Control.

(c)   Conversion Price. The initial conversion price for each share of (i) Series B Preferred Stock is initially equal to $5.00 per share (subject to adjustment as provided herein, the “Series B Conversion Price”) and (ii) Series C Preferred Stock is initially equal to $5.00 per share (subject to adjustment as provided herein, the “Series C Conversion Price”). The Series B Conversion Price and the Series C Conversion Price are sometimes referred to herein as the “Conversion Price” and where used herein, shall mean the Conversion Price of the applicable series of Convertible Preferred Stock. The initial (i) Series B Conversion Rate for the Series B Preferred Stock shall be ten (10) shares of Common Stock for each one share of Series B Preferred Stock surrendered for conversion and (ii) Series C Conversion Rate for the Series C Preferred Stock shall be ten (10) shares of Common Stock for each one share of Series C Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(d)   Mechanics of Conversion.

(i)    In order to exercise the conversion privilege set forth in Section 7(a) above, the Company shall deliver to the holder of any Convertible Preferred Stock written notice (the “Convertible Preferred Conversion Notice”) of such conversion, at least 10 Business Days and no more than 20 Business Days prior to the Conversion Date, specifying: (i) the number of shares of Convertible Preferred Stock to be converted and, if fewer than all the shares held by such holder are to be converted, the number of shares to be converted by such holder; (ii) the Mandatory Conversion Date (as defined below); (iii) the number of shares of Common Stock to be issued in respect of each share of Convertible Preferred Stock that is converted; (iv) the place or places where certificates for such shares are to be surrendered for issuance of certificates representing shares of Common Stock; and (v) that dividends on the shares to be converted will cease to accrue on such Mandatory Conversion Date. The holder of the Convertible Preferred Stock to be converted shall promptly surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Convertible Preferred Stock (or if no transfer agent be at the time appointed, then the Company at its principal office). If fewer than all of the outstanding shares of Convertible Preferred Stock are to be converted pursuant to Section 7(a), the shares shall be converted on a pro rata basis (according to the number of shares of Convertible Preferred Stock held by each holder, with any fractional shares rounded to the nearest whole share). For the purposes of this section, the “Mandatory Conversion Date” shall be the date specified as the conversion date in the Company’s Convertible Preferred Conversion Notice.

(ii)   In order to exercise the conversion privilege set forth in Section 7(b) above, the holder of any Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the principal office of the Company (or any transfer agent of the Company previously designated by the Company to the holders of Convertible Preferred Stock for this purpose) with a, irrevocable and unconditional written notice of election to convert, completed and signed, specifying the number of shares to be converted (it being understood, that in connection with a Change of Control of the Company, a holder of Convertible Preferred Stock may make a conversion notice conditional upon the Change of Control, and may rescind any such conversion notice prior to the effective time thereof specified in any such conversion notice). Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Company, duly executed by the holder thereof or such holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(g). For the purposes of this section, the “Optional Conversion Date” shall be the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and notice.

(iii)   Unless the shares issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Company, duly executed by the holder thereof or such holder’s duly authorized attorney, and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(g). Within two Business Days after the surrender by the holder of the certificates for shares of Convertible Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion of such shares, cash in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(h) and, if less than all shares of Convertible Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Convertible Preferred Stock not converted.

(iv)   At such time on the Mandatory Conversion Date or Optional Conversion Date, as applicable,

(1)    the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and

(2)    such shares of Convertible Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares (x) in the event of conversion pursuant to Section 7(a), covered by the Convertible Preferred Conversion Notice and (y) in the event of conversion pursuant to Section 7(b), surrendered for conversion, shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7.

(e)    All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance on the principal domestic stock exchange or inter-dealer quotation system on which the Common Stock is then listed or traded. The Company will take all commercially reasonable action as may be necessary to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or traded.

(f)    Upon any such conversion, all accrued but unpaid dividends (whether or not declared), through the date of such conversion, on the Convertible Preferred Stock surrendered for conversion shall be paid at the election of the Company, in cash or in shares of Common Stock. In the event such dividends are paid in additional shares of Common Stock, the number of shares of Common Stock to be issued in payment of the dividend with respect to each outstanding share of Common Stock shall be determined by dividing the amount of the dividend that would have been payable had such dividend been paid in cash by an amount equal to the Conversion Price. To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the amount of such fraction multiplied by the Conversion Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(g)   Issuances of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to any holder of shares of Convertible Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith or as a result of the holder being a non-U.S. person) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Convertible Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(h)   The Company shall not issue fractions of shares of Common Stock upon conversion of Convertible Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 7(h), be issuable upon conversion of any Convertible Preferred Stock, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by Nasdaq, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined in good faith by the Board.

(i)    Any shares of Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

8.    ANTI-DILUTION PROVISIONS. The Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment from time to time in accordance with this Section 8. For purposes of this Section 8, the term “Common Stock Outstanding” at any given time shall mean the number of shares of Common Stock outstanding at such time on a fully diluted basis (including (i) all options, warrants and securities convertible into or exchangeable for shares of Common Stock (other than the Convertible Preferred Stock) and (ii) without duplication, the number of shares of the Common Stock deemed to be outstanding under paragraphs 8(a)(i) to (iii), inclusive, at such time).

(a)   Common Stock Issued at Less than Conversion Price. If after the Initial Issuance Date the Company issues or sells any Common Stock without consideration or for consideration per share less than the then applicable Conversion Price in effect as of the date of such issuance or sale, the applicable Conversion Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying (i) the applicable Conversion Price at which shares of Convertible Preferred Stock were theretofore convertible by (ii) a fraction of which the numerator shall be the sum of (a) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (b) the number of additional shares of Common Stock that the aggregate consideration received by the Company for the number of shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately preceding such issuance or sale, and of which the denominator shall be the sum of (x) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale, plus (y) the number of additional shares of Common Stock so issued. For the purposes of any adjustment of the applicable Conversion Price pursuant to this Section 8(a), the following provisions shall be applicable:

(i)    In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii)   In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, provided, however, that such fair value as determined by the Board shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

(iii)   In the case of the issuance of (I) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (II)

securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1)    the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 8(a)(i) and (ii)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2)    the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 8(a)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3)    on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, the applicable Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4)    on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5)    if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(b)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the applicable Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price at which the shares of Convertible Preferred Stock were theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action.

(c)    Reorganizations, Reclassifications, Etc. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Convertible Preferred Stock shall have the right to acquire and receive upon conversion of the Convertible Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Convertible Preferred Stock at the Conversion Price then in effect. The Company, the Person formed by the consolidation or resulting from the merger or which acquires or leases such assets or which acquires the Company’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the dividend, liquidation preference, voting and other rights of the holders of Convertible Preferred Stock established herein are unchanged, except as permitted herein or as required by applicable law, rule or regulation. The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8.

(d)   Tender Offers, Exchange Offers, Etc. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Convertible Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon conversion of the Convertible Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

(e)   Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 8(a), (b), (c) or (d) shall occur.

(f)   Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8 shall be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 8(f) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(g)   Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in this Section 8 or in Section 9, the Company shall forthwith file, at each office designated for the conversion of Convertible Preferred Stock, a statement, signed by the Chairman of the Board, the President, or the Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Convertible Preferred Stock at the address appearing in the Company’s records.

(h)   Notices. In the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 8(a)-(d) and (i), the Company shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least twenty (20) days prior to such record date, give notice to each holder of shares of Convertible Preferred Stock, in the manner set forth in Section 8(g) above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Convertible Preferred Stock.

(i)    Purchase Rights. If at any time or from to time after the Initial Issuance Date the Company shall grant, issue or sell any (i) options, warrants or other rights to purchase or acquire Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or acquire such convertible or exchangeable securities or (iii) rights to purchase property (collectively, the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and both (1) such Purchase Rights are not distributed with respect to the Convertible Preferred Stock pursuant to Section 4(f) and (2) such grants, issuance or sales do not result in an adjustment of the Conversion Price under Section 8, then each holder of Convertible Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 8(g)) upon the terms applicable to such Purchase Rights either:

(1)   the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Convertible Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Convertible Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Convertible Preferred Stock specifically to request delivery of such rights; or

(2)   in the event that any such Purchase Rights shall have expired or shall expire prior to the end of such thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

(j)    The provisions of this Section 8 shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 8(a)(i) to (iii) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees of the Company or its subsidiaries in effect on the Initial Issuance Date or thereafter adopted by the Board; (ii) any equity securities issued as consideration in connection with a bona fide acquisition, merger or consolidation by the Company provided such acquisition, merger or consolidation has been approved by the Board; (iii) securities issued in connection with licensing, marketing or distribution arrangements or similar strategic transactions approved by the Board; (iv) pursuant to options, warrants and conversion rights in existence on the Initial Issuance Date; (v) on conversion of the Convertible Preferred Stock or the sale of any additional shares of Convertible Preferred Stock; or (vi) to any issuance of additional shares of Common Stock as a dividend pursuant to Section 4 hereof.

(k)   If any event occurs as to which, in the opinion of the Board, the provisions of this Section 8 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the applicable Conversion Price as otherwise determined pursuant to any of the provisions of this Section 8 except in the case of a combination of shares of a type contemplated in Section 8(b) hereof and then in no event to an amount larger than the applicable Conversion Price as adjusted pursuant to Section 8(b) hereof.

(l)    Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

(m)   Except as provided in this Section 8 and Section 9, no adjustment in respect of any dividends or other payments or distributions made to holders of Convertible Preferred Stock of securities issuable upon the conversion of the Convertible Preferred Stock will be made during the term of the Convertible Preferred Stock or upon the conversion of the Convertible Preferred Stock.

9.    ADJUSTMENT UPON DEFAULT.

(a)   In the event that the Company fails for any reason to file with the SEC its audited financial statements for each of the three years ended December 31, 2003, 2004 and 2005 and its unaudited financial statements for the six month period ended June 30, 2006 (collectively, the “Financial Statements”) prior to February 15, 2007 (any such event, a “Financial Statement Filing Default”), the Series B Conversion Price and the Series C Conversion Price shall each be automatically adjusted to be the lowest average closing price of a share of Common Stock for each consecutive thirty (30) consecutive Business Day period from February 15, 2007 to and including the Filing Date (as defined below) (such price, the “Lowest Average Price”); provided, however, that in no event shall the Conversion Price be adjusted to greater than the then current Series B Conversion Price or Series C Conversion Price, as applicable. In the event that fewer than 30 Business Days elapse between February 15, 2007 and the Filing Date, the Lowest Average Price shall be computed on the basis of the average closing price of a share of Common Stock for the thirty (30) consecutive Business Days preceding the Filing Date. As used herein, “Filing Date” means the date on which the Company files its Financial Statements with the SEC (the “Filing Date”).

(b)   In the event that the representation and warranty of the Company in Section 3.7 of the Securities Purchase Agreement proves to have been incorrect in any material respect as of the date it was made (such inaccuracy, a “Financial Statement Breach”), the Series B Conversion Price and the Series C Conversion Price shall each be automatically adjusted to be the lesser of (i) the average closing price of a share of Common Stock for the thirty (30) consecutive Business Days following the date of public announcement by the Company that its audited results of operations for each of the three years ended December 31, 2003, 2004 and 2005 and the six month period ended June 30, 2006 are complete and (ii) the average closing price of a share of Common Stock for the thirty (30) consecutive Business Days following the Filing Date (such price, the “Filing Date Average Price”); provided, however, that in no event shall the Conversion Price be adjusted to greater than the then current applicable Conversion Price. In the event the Company does not make a public announcement as contemplated in (i) above prior to the Filing Date, the Conversion Price shall be automatically adjusted to the Filing Date Average Price; provided, however, that in no event shall the Conversion Price be adjusted to be greater than the then current Conversion Price.

(c)   In the event the Conversion Price is required to be adjusted pursuant to both clauses (a) and (b) above, the Conversion Price shall equal the lower of (i) the Conversion Price obtained pursuant to Section 9(a) and (ii) the Conversion Price obtained pursuant to Section 9(b).

(d)   Notwithstanding clauses (a), (b) and (c) above, in no event shall the then current applicable Conversion Price be reduced pursuant to this Section 9 by more than 25%

(calculated by reference to the applicable Conversion Price before giving effect to any such adjustment).

10.   ISSUE TAXES. The Company shall pay all issue taxes, if any, incurred in respect of the issue of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the Common Stock to be issued on conversion is to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock to the name of another.

11.   RESERVATION OF SHARES. The Company shall at all times when the Convertible Preferred Stock shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Convertible Preferred Stock, such number of its authorized but unissued Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Convertible Preferred Stock, including all dividends payable thereon in shares of Common Stock. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company. All Common Stock delivered upon conversion of the Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

12.   STATUS OF SHARES. All shares of Convertible Preferred Stock that are at any time converted pursuant to Section 7 and all shares of Convertible Preferred Stock that are otherwise reacquired by the Company shall be prohibited from being reissued as Series B Preferred Stock or Series C Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

13.   CERTAIN DEFINITIONS. As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

“Beneficially Own” or “Beneficial Ownership” shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act.

“Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York.

“Closing Date” shall mean the date of consummation of the transactions contemplated by the Securities Purchase Agreement.

“closing price” means, with respect to a particular security, on any given day, the closing price on the Nasdaq National Market or, if not listed on the Nasdaq National Market, on any other principal national securities exchange on which the applicable security is listed or admitted to trading, as applicable, or if not quoted on the Nasdaq National Market or listed or admitted to trading on any other national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market, the Pink Sheets or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market, the Pink Sheets or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the NASD, Inc. selected from time to time by the Company for that purpose.

“Convertible Preferred Directors” shall mean the Series B Directors and the representatives designated by Warburg Pincus upon the conversion of 50% of the Series B Preferred Stock as set forth in the Securities Purchase Agreement.

“Convertible Preferred Notice Date” shall mean the date on which the Company shall deliver to the holders of the Convertible Preferred Stock notice of conversion of the Convertible Preferred Stock pursuant to Section 7(a) hereto.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization as calculated in accordance with U.S. generally accepted accounting principles.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Issuance Date” means the date that is the Closing Date.

“Initial Purchase Price” means $50.00 per share of Series B Preferred Stock or Series C Preferred Stock, as applicable.

“Market Price” means, with respect to a particular security, on any given day, the volume weighted average price or, in case no such reported sales take place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the Nasdaq National Market or, if not listed on the Nasdaq National Market, on any other principal national securities exchange on which the applicable security is listed or admitted to trading, as applicable, or if not quoted on the Nasdaq National Market or listed or admitted to trading on any other national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the NASD, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

“Meeting Deadline” means no later than 120 days after the date which the Company files with the SEC its audited financial statements for the year ended December 31, 2005 but in no event later than June 15, 2007.

“Parity Securities” means each class or series of equity securities of the Company, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Convertible Preferred Stock (whether with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the Company).

“Pink Sheets” shall mean the daily publication compiled by the National Quotation Bureau with bid and ask prices of over-the-counter stocks.

“Proxy Statement” shall mean the proxy statement filed with the SEC, as contemplated by the Securities Purchase Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of September 4, 2006, by and between the Company and each of the Investors named therein, as amended from time to time in accordance with its terms.

“Senior Securities” means each class or series of equity securities of the Company, whether currently issued or issued in the future, that by its terms ranks senior to the Convertible Preferred Stock (whether with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the Company).

14.   HEADINGS. The headings of the paragraphs of this Schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

15.   WAIVERS. Any of the rights of the holders of (i) Series B Preferred Stock set forth herein may be waived by any holder of Series B Preferred Stock with respect to such holder or by the affirmative consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, voting together as a separate class, and such waiver shall be binding on all holders of Series B Preferred Stock, (ii) Series C Preferred Stock set forth herein may be waived by any holder of Series C Preferred Stock with respect to such holder or by the affirmative consent or vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting together as a separate class, and such waiver shall be binding on all holders of Series C Preferred Stock or (iii) Convertible Preferred Stock together as a class set forth herein may be waived by any holder of Convertible Preferred Stock with respect to such holder or by the affirmative consent or vote of the holders of a majority of the shares of Convertible Preferred Stock then outstanding, voting together as a separate class, and such waiver shall be binding on all holders of Convertible Preferred Stock.

         IN WITNESS WHEREOF, NYFIX, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this 12th day of October, 2006.

NYFIX, INC.
By	/s/ Steven R. Vigliotti
Name: Steven R. Vigliotti
Title: Chief Financial Officer